Exhibit 10.1
VIA FEDERAL EXPRESS
David Riggs
277 West Wayne Place
Wheeling, Illinois 60090
     Re:Separation Agreement
Dear Mr. Riggs:
This letter, upon your signature, will constitute the Separation Agreement between you and eXegenics, Inc. (the “Company”) on the terms of your separation from employment with the Company.
     1. Your employment has been terminated effective June 30, 2005.
     2. You acknowledge that you have been paid your earned salary through the date your employment terminated. You acknowledge that you have submitted outstanding business expenses incurred but not paid to you in the amount of $638.54. You acknowledge that you have two weeks of accrued, but unused vacation payable to you. Information about your rights under COBRA to continue your health insurance coverage period will be sent to you under separate cover.
     3. You have returned or will immediately return to the Company any office keys, security passes, or other access or identification cards, as well as any computers, phones, PDA’s, other equipment, credit cards, and any other Company property in your possession. You have returned or will immediately return to the Company any documents or materials you have about its clients, accounts, practices, procedures, trade secrets, customer lists, merger candidates, or product marketing.
     4. You acknowledge that the termination of your employment is not due to a disagreement with the Company, known to an executive officer or member of the Board of Directors of the Company, on any matter relating to the Company’s operations, policies or practices.
     5. In consideration of your acceptance of this Separation Agreement, the Company will provide you with severance in an amount equal to six months of salary, less customary payroll deductions, payable in a single, lump sum payment within 10 business days after the “effective date” of this Agreement as defined in paragraph 9 below. The total amount of the severance payment shall be $117,500.00 (less customary payroll deductions).
     6. You acknowledge: (a) that the Company Stock Options to purchase 225,000 shares of Company Common Stock granted under the Nonqualified Stock Option Agreement dated March 10, 2003 shall terminate on September 30, 2005, and (b) that the Company Stock Options to purchase 75,000 shares of Company Common Stock granted under the Nonqualified Stock Option Agreement dated March 29, 2004 shall terminate on June 30, 2007.
     7. In consideration for payment to you under this Separation Agreement, you expressly waive and release any and all claims that you have or might have against the Company and its current, past and future officers, directors, agents, attorneys, employees, successors or assigns, arising from or related to your employment with the Company and/or the termination of your

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employment with the Company. These claims include, but are not limited to, claims arising under federal, state and local statutory or common law, such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the New York State and City Human Rights laws, wage and hour laws, and the law of contract and tort. These claims also include, but are not limited to, any claims for breach of your employment contract dated March 10, 2003, as amended, and any claims for any wages, bonuses, finder’s fees, and commissions. This waiver and release is intended to cover claims, whether known or unknown, arising any time prior to the date you sign this Separation Agreement; you are not waiving claims arising after the date you sign this Separation Agreement. You further agree that you have not and will not bring any claims, proceedings, suits or arbitrations relating to any claims waived or released under this Separation Agreement, including any claims regarding your employment with the Company and/or the cessation of your employment with the Company, except that nothing herein is intended to affect your right to challenge the validity of this Separation Agreement under the Older Workers Benefit Protection Act.
     8. You will not, unless required or otherwise permitted by law, disclose to others any information regarding the following:
          a. Any information regarding the Company’s clients, accounts, practices, procedures, trade secrets, customer lists, merger/acquisition plans, merger or takeover candidates, business plans or product marketing.
          b. The terms of this Separation Agreement, the benefit being paid under it or the fact of its payment, are confidential except that you may disclose this information to your attorney, accountant or other professional advisor to whom you must make the disclosure in order for them to render professional services to you. You will instruct them, however, to maintain the confidentiality of this information just as you must.
     9. In the event that you breach any of your obligations under this Separation Agreement, the Company will be entitled to obtain all relief authorized by law.
     10. The following is required by the Older Workers Benefit Protection Act:
     You have up to 21 days from the date you receive a copy of this letter to accept the terms of this Separation Agreement, although you may accept it at any time within those 21 days. You are advised to consult an attorney of your choice about this Separation Agreement.
     To accept this Separation Agreement, please date and sign this letter and return it to me. (An extra copy for your files is enclosed). Once you do so, you will still have an additional 7 calendar days in which to revoke your acceptance. To revoke, you must send me a written statement of revocation by registered mail, return receipt requested, within the 7 day revocation period. If you do not revoke, the eighth day after the date of your acceptance will be the “effective date” of the Separation Agreement.
     11. The parties agree that should any inquiries be made from prospective employers concerning your employment with the Company, the Company will answer such inquiries by providing only your dates of employment and position held.
     12. You agree not to make, write, publish, produce or in any way participate in placing into the public domain any statement, opinion or information which reflects adversely upon, disparages, or could reasonably impair the reputation or best interests of the Company or its officers, agents, Board members, or employees.
     13. Upon the Company’s request, you agree to cooperate to the extent necessary to protect the interests of the Company, including but not limited to providing information you have about the Company’s business and operations and/or providing truthful testimony as a witness or declarant with respect any future litigation or audit or investigation.
     14. The parties agree that any dispute arising from the interpretation or alleged breach of this Separation Agreement shall be subject to the exclusive jurisdiction of the courts in the State of New York and that this agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to rules relating to conflict of laws. The parties consent to personal jurisdiction within the State of New York.

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     15. Except as set forth under this Separation Agreement, there are no representations or agreements between you and the Company about or pertaining to the termination of your employment with the Company or the Company’s obligations to you with respect to your employment or any other matter mentioned in this Separation Agreement. In the event any portion of this Separation Agreement is determined to be unenforceable, the remaining provisions shall remain in effect.
          Best of luck in your future endeavors.

Sincerely,

John Paganelli
Chairman of the Board of Directors
     By signing this letter, I acknowledge that I have had the opportunity to review this Separation Agreement carefully with an attorney of my choice; that I have read this Agreement and understand the terms of this Agreement; and that I knowingly and voluntarily agree to them.

Dated: July 26, 2005.

David Riggs

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